July 1, 1998

Celtic Investment, Inc.
17 W. 220 22nd Street, Suite 420
Oakbrooke Terrace, IL 60181


Ladies and Gentlemen:

         We have represented Celtic Investment, Inc., an Illinois corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 2,825,937 of the Company's Common Shares, par value $.001 per share (the "Common Shares"), issued or to be issued pursuant to options granted under the Celtic Investment, Inc. 1997 Stock Option Plan and various stock option agreements granting compensatory stock options to certain officers, directors,employees and consultants ( collectively, the "Plans").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that (i) the Common Shares to be offered by the Company under the Plans pursuant to the Registration Statement have been duly authorized and, (ii) when issued and sold by the Company in accordance with the Plans and the stock options exercised thereunder, will be legally issued, fully paid and nonassessable

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                    Very truly yours,


                                   /S/COHNE, RAPPAPORT & SEGAL
                                      COHNE, RAPPAPORT & SEGAL